Abaxis Reports Financial Performance for
the Second Quarter of Fiscal 2008

UNION CITY, Calif., Oct. 24 /PRNewswire-FirstCall/ -- ABAXIS, Inc. (Nasdaq: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the fiscal quarter ended September 30, 2007.

Highlights for the second quarter of fiscal 2008 include:

-- Revenues of $25.2 million, up 20% over last year's comparable quarter.
-- Medical market sales of $5.6 million, up 37% over last year's comparable quarter.
-- Medical reagent disc sales of 338,000 units, up 43% over last year's comparable quarter.
-- Total medical and veterinary reagent disc sales of 1,244,000 units, compared to 1,007,000 units in the same period last year, up 24% over last year's comparable quarter.
-- Introduction of the new VetScan HM5 analyzer in the final 2 weeks of the quarter with sales of 134 units.
-- Operating income of $4.1 million, up 32% over last year's comparable quarter.
-- Net income of $2.9 million, up 37% over last year's comparable quarter.
-- Diluted EPS: $0.13 versus $0.10 in the same period last year.
-- Cash, cash equivalents and short-term investments as of September 30, 2007 of $51.7 million, up 29% compared to September 30, 2006.

Quarterly Results: For the fiscal quarter ended September 30, 2007, Abaxis reported revenues of $25.2 million, as compared with revenues of $21.0 million for the comparable period last year, an increase of 20 percent. Instrument, reagent disc and hematology reagent revenues increased by $4.3 million, or 23 percent over the same period last year. The company reported net income of $2.9 million, compared to $2.1 million for the same period last year. The company's effective tax rate in the quarter ended September 30, 2007 was 38 percent, compared to 39 percent for the same period last year. The company reported diluted net income per share of $0.13 (calculated based on 22,110,000 shares) in the second quarter of fiscal 2008, compared to $0.10 per share (calculated based on 21,968,000 shares) for the same period last year.

Six Month Results: For the six-month period ended September 30, 2007, Abaxis reported revenues of $48.1 million, as compared with revenues of $41.4 million for the comparable period last year, an increase of 16 percent. Instrument revenues and reagent disc and hematology reagent revenues increased by $6.2 million, or 16 percent over the same period last year. The company reported net income of $6.0 million, compared to $4.5 million for the same period last year. The company's effective tax rate in the six months ended September 30, 2007 was 38 percent, compared to 40 percent for the same period last year. The company reported diluted net income per share of $0.27 (calculated based on 22,103,000 shares), compared to $0.21 per share (calculated based on 21,890,000 shares) for the same period last year.

Other Reported Information: Reagent disc and hematology reagent revenues for the second quarter of fiscal 2008 were $15.7 million, up 28 percent over the $12.3 million reported in the same period last year. During the quarter, the company sold a total of 1,244,000 medical and veterinary reagent discs, an increase of 24 percent compared to 1,007,000 medical and veterinary reagent discs sold during the same period last year. Total medical sales for the second quarter of fiscal 2008 were $5.6 million, an increase of 37 percent over last year's comparable quarter. Medical sales in North America, excluding sales to the U.S. government, during the second quarter of fiscal 2008 were $4.1 million, an increase of 42 percent over last year's comparable quarter. Total veterinary sales for the second quarter of fiscal 2008 were $18.0 million, up 19 percent over last year's comparable quarter. Additionally, veterinary reagent disc sales for the second quarter of fiscal 2008 were $11.6 million, an increase of 25 percent compared to the same period last year. The company ended the quarter with $51.7 million in cash, cash equivalents and short-term investments.

Clint Severson, Chairman and Chief Executive Officer of Abaxis, commented, "During the quarter, we sold 771 total instruments in both the medical and veterinary segments of the business resulting in strong double digit revenue growth rates. As it relates to manufacturing, we have made a number of adjustments to our manufacturing operations to improve efficiencies with an eye toward enhancing operating margins in fiscal 2009 and beyond."

Mr. Severson continued, "We also introduced the new VetScan HM5 hematology instrument during the final two weeks of the quarter. I would like to recognize our sales and marketing team for an outstanding job in selling 134 of these units during those final two weeks. We are pleased with this strong indication of market acceptance of our five-part hematology analyzers, and we look to introduce this leading-edge product throughout our veterinary client base. All in all, we are pleased with the results of the quarter and we look forward to the rest of fiscal year 2008."

Conference Call

Abaxis has scheduled a conference call to discuss its results at 4:15 p.m. ET on October 24, 2007. Participants can dial (877) 356-5706 or (706) 643-0580 to access the conference call, or can listen via a live Internet web cast, which is available in the Investor Relations section of the company's website at http://www.abaxis.com. A replay of the call is available by visiting http://www.abaxis.com for the next 30 days or by calling (800) 642-1687 or (706) 645-9291, access code 19672265, through October 27, 2007. This press release is also available prior to and after the call via Abaxis' website or the Securities and Exchange Commission's website at http://www.sec.gov.

About Abaxis

Abaxis develops, manufactures and markets portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements. The system consists of a compact, 5.1 kilogram (11.2 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients. The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples. The system provides test results in less than 12 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.

Use of Non-GAAP Financial Measures

To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP), Abaxis uses operating income per share. This non-GAAP financial presentation is not a measurement of performance under generally accepted accounting principles in the United States of America. Management uses this measure in comparing Abaxis' operating results with historical performance and believes it provides meaningful and comparable information to management and investors to assist in their review of Abaxis' performance relative to prior periods and its competitors.

This press release and our conference call will include statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms "may," "believes," "projects," "expects," "anticipates," or words of similar import, and do not reflect historical facts. Specific forward-looking statements contained in this press release or in our conference call may be affected by risks and uncertainties, including, but not limited to, those related to the market acceptance of the company's products and the continuing development of its products, required United States Food and Drug Administration clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with entering the human diagnostic market on a larger scale, risks related to the protection of the company's intellectual property or claims of infringement of intellectual property asserted by third parties, risks involved in carrying of inventory, risks associated with the ability to attract, train and retain competent sales personnel, competition and other risks detailed from time to time in Abaxis' periodic reports filed with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made. Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

ABAXIS, INC.
Condensed Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues	$25,192	$21,037	$48,123	$41,395
Cost of revenues	11,335	9,479	21,250	18,400
Gross profit	13,857	11,558	26,873	22,995

Operating expenses:
Research and development	1,822	1,519	3,475	3,236
Sales and marketing	6,381	5,533	11,610	10,004
General and administrative	1,538	1,386	3,189	2,970
Total operating expenses	9,741	8,438	18,274	16,210

Income from operations	4,116	3,120	8,599	6,785
Interest and other income (expense), net	529	367	1,028	703
Income before income taxes	4,645	3,487	9,627	7,488
Income tax provision	1,757	1,373	3,641	2,973
Net income	$2,888	$2,114	$5,986	$4,515

Net income per share:
Basic net income per share	$0.13	$0.10	$0.28	$0.22
Diluted net income per share	$0.13	$0.10	$0.27	$0.21

Shares used in the calculation of net
income per share:
Weighted average common shares
outstanding - basic	21,448	20,605	21,380	20,437
Weighted average common shares
outstanding - diluted	22,110	21,968	22,103	21,890

ABAXIS, INC.
Condensed Balance Sheets
(Unaudited and in thousands)

	September 30,	March 31,
	2007	2007

Current assets:
Cash and cash equivalents	$10,820	$10,183
Short-term investments	40,911	35,028
Trade receivables, net	19,346	16,929
Inventories, net	15,912	14,813
Prepaid expenses	958	1,321
Net deferred tax asset - current	5,851	8,979
Total current assets	93,798	87,253
Property and equipment, net	13,603	12,662
Intangible assets, net	412	450
Other assets	24	38
Net deferred tax asset - non-current	2,312	2,312
Total assets	$110,149	$102,715

Current liabilities:
Accounts payable	$5,251	$6,505
Accrued payroll and related expenses	4,162	3,830
Other accrued liabilities	1,096	1,169
Deferred revenue	811	917
Warranty reserve	948	315
Total current liabilities	12,268	12,736

Non-current liabilities:
Deferred rent	344	391
Deferred revenue	1,184	1,244
Warranty reserve	346	532
Total non-current liabilities	1,874	2,167

Shareholders' equity:
Common stock	105,491	103,282
Accumulated deficit	(9,484)	(15,470)
Total shareholders' equity	96,007	87,812
Total liabilities and shareholders' equity	$110,149	$102,715

Non-GAAP Operating Income Per Share
(In thousands, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2007	2006	2007	2006
Shares used in the calculation of
operating income per share (non-GAAP):
Weighted average common shares
outstanding - basic	21,448	20,605	21,380	20,437
Weighted average common shares
outstanding - diluted	22,110	21,968	22,103	21,890

Non-GAAP operating income per share -
basic	$0.19	$0.15	$0.40	$0.33
Non-GAAP operating income per share -
diluted	$0.19	$0.14	$0.39	$0.31

Revenues by Geographic Region
(In thousands)

	Three Months Ended September 30,		Six Months Ended September 30,
	2007	2006	2007	2006
North America	$21,071	$17,668	$40,240	$34,431
International	4,121	3,369	7,883	6,964
Total revenues	$25,192	$21,037	$48,123	$41,395

Revenues by Customer Group
(In thousands)

	Three Months Ended September 30,		Six Months Ended September 30,
	2007	2006	2007	2006
Medical Market	$5,643	$4,120	$10,450	$7,850
Veterinary Market	17,989	15,160	34,425	30,701
Other	1,560	1,757	3,248	2,844
Total revenues	$25,192	$21,037	$48,123	$41,395

SOURCE ABAXIS, Inc.
-0- 10/24/2007
/CONTACT: Clint Severson, Chief Executive Officer of ABAXIS, Inc.,
+1-510-675-6500; or Joe Dorame, Robert Blum and Joe Diaz, all of Lytham Partners, LLC, +1-602-889-9700, for ABAXIS, Inc./
/First Call Analyst: /
/FCMN Contact: alsantaines@abaxis.com /
/Web site: http://www.abaxis.com /
(ABAX)